     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1997



                                                              FILE NO. 333-24517

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                                AMENDMENT NO. 2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       RICK'S CABARET INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                      TEXAS                                             76-0458229
         (State or other jurisdiction of                              (IRS Employer
          incorporation or organization)                           Identification No.)
                                                                    ROBERT L. WATTERS,
                3113 BERING DRIVE,                                  3113 BERING DRIVE,
               HOUSTON, TEXAS 77057                                HOUSTON, TEXAS 77057
                  (713) 785-0444                                      (713) 785-0444
(Address of principal executive offices, including  (Name and address of agent for service and agent's
    zip code and Registrant's telephone number,           telephone number, including area code)
                including area code)

                                With copies to:

                               ROBERT D. AXELROD,
                        5300 MEMORIAL DRIVE, SUITE 700,
                              HOUSTON, TEXAS 77007
                                 (713) 861-1996
                               (713) 552-0202-FAX

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 33-88372
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                               PROPOSED           PROPOSED
                                                MAXIMUM           MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE   OFFERING PRICE   AGGREGATE OFFERING EXERCISE PRICE    PROCEEDS TO       AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED     PER SHARE(*)         PRICE(*)        PER SHARE       THE COMPANY    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01....................    380,000          $2.8125          $1,068,750           --              --             $323.87
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying
Redeemable Common Stock
Purchase Warrant...........   920,000**           --                 --             $3.00         $2,760,000            **
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying
Representative Warrants....   160,000**           --                 --             $4.35           696,000             **
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
Underlying Warrants........    80,000**           --                 --             $4.35           348,000             **
------------------------------------------------------------------------------------------------------------------------------
        Total..............                                                                        3,804,000         $323.87
==============================================================================================================================

* Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(g) and based on the average bid and asked price of the Company's Common Stock on March 31, 1997.

** These securities were previously registered on Form SB-2 effective October
   12, 1995. The prospectus contained in this Form S-3 is also a post-effective amendment to the Form SB-2, and serves as the current prospectus for these securities. The amount of $323.62 was paid as a fee to the Securities and Exchange Commission for these securities in connection with the original registration statement filed on Form SB-2. The Form SB-2 registered other securities as well which were fully distributed in 1995 and are not related to this Form S-3.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                       RICK'S CABARET INTERNATIONAL, INC.

                             CROSS-REFERENCE SHEET
                     SHOWING LOCATION IN THE PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-3

            FORM S-3 ITEM NUMBER AND CAPTION                         LOCATION IN PROSPECTUS
            --------------------------------                         ----------------------
 1.  Front of Registration Statement and Outside Front
     Cover of Prospectus.................................  Outside Front Cover Page of Prospectus
 2.  Inside Front Cover and Outside Back Cover Pages of
     Prospectus..........................................  Inside Front Cover and Outside Back Cover
                                                           Pages of Prospectus
 3.  Summary Information and Risk Factors................  The Company; Risk Factors
 4.  Use of Proceeds.....................................  Use of Proceeds
 5.  Determination of Offering Price.....................  Outside Front Cover; Use of Proceeds
 6.  Dilution............................................  *
 7.  Selling Stockholders................................  Selling Stockholders
 8.  Plan of Distribution................................  Outside Front Cover Page; Risk Factors;
                                                           Plan of Distribution
 9.  Description of Securities to be Registered..........  Documents Incorporated by Reference
10.  Interest of Named Experts and Counsel...............  Legal Matters
11.  Material Changes....................................  Recent Houston, Texas City Ordinance
12.  Incorporation by Reference of Certain Information...  Documents Incorporated by Reference
13.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities......................  Limitation on Director's Liability;
                                                           Indemnification

---------------

(*) None or Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 22, 1997


                       RICK'S CABARET INTERNATIONAL, INC.

                        1,540,000 SHARES OF COMMON STOCK

     This Prospectus relates to the resale of 380,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Rick's Cabaret International, Inc. (the "Company") which may be offered and sold from time to time (the "Stockholder Shares") by certain security holders of the Company (the "Selling Stockholders"); and relates to an offering by the Company of 1,160,000 shares of Common Stock of the Company consisting of (i) 920,000 shares of Common Stock underlying 920,000 Redeemable Common Stock Purchase Warrants (the "Warrants");
(ii) 160,000 shares of Common Stock underlying 160,000 Representative Warrants ("Representative's Warrants"); and (iii) 80,000 shares of Common Stock issuable upon the exercise of the Underlying Warrants ("Underlying Warrants"), (collectively, the "Exercisable Warrants"). The Selling Stockholders may from time to time sell all or any portion of the Common Stock in the over-the-counter market, on any regional or national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. A current Prospectus must be in effect at the time of the sale of the shares of Common Stock to which this Prospectus relates. The Common Stock may be sold directly or through broker dealers, or in a distribution by one or more underwriters on a firm commitment or a best efforts basis. The Selling Stockholders and any broker-dealer who participates in the distribution of the Common Stock may be deemed to be Underwriters ("Underwriters") within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commission received by any broker-dealer and any profit on resale of Common Stock purchased by them may be deemed to be underwriting commission under the Act. Each Warrant entitles the holder to purchase one share of Common Stock for $3.00 per share, subject to adjustment under certain circumstances, until October 12, 1998. The Warrants are not exercisable unless, at the time of exercise, the Company has a current Prospectus covering the shares of Common Stock issuable upon exercise of the Warrants. The Warrants may be redeemed by the Company at $.05 per Warrant, at any time prior to their expiration, on not less than thirty (30) days written notice, if the closing price of the Common Stock for a period of thirty (30) consecutive trading days equals or exceeds $6.00 per share, subject to adjustment, provided that such notice is mailed not later than ten (10) days after the end of such period. The Company has agreed to use its best efforts to have a current Registration Statement in effect with respect to the Common Stock underlying the Warrants at any time when the holders thereof may exercise their Warrants.
     Each Representative's Warrant entitles the holder to purchase one share of Common Stock for $4.35 per share. The Representative's Warrants are exercisable until October 12, 2000. The Underlying Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $4.35 per share. The Underlying Warrants are exercisable until October 12, 1998.
     The outstanding Warrants were initially issued in connection with an October 1995 public offering of the Company's securities (the "Public Offering"), and the Representative's Warrants and Underlying Warrants were sold to the Representative of the several underwriters of the Public Offering. The Company will receive the proceeds from the exercise of the Warrants, the Representative's Warrants and the Underlying Warrants. See, Use of Proceeds.

     The Company's Common Stock and Warrants are quoted on the National Association of Securities Dealer's NASDAQ Small Cap Market automated quotation system under the symbol "RICK" and "RICKW", respectively. On July 18, 1997, the last closing bid price of the Company's Common Stock as reported by the National Association of Securities Dealer's NASDAQ Small Cap Market was $2.50 per share bid.


      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 4.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The Date of this Prospectus is July   , 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.

                               TABLE OF CONTENTS


                          SECTION                             PAGE
                          -------                             ----
Available Information.......................................    3
Documents Incorporated by Reference.........................    3
The Company.................................................    4
Risk Factors................................................    4
Recent Houston, Texas City Ordinance........................   10
Use of Proceeds.............................................   11
Plan of Distribution........................................   11
Selling Stockholders........................................   13
Limitation on Director's Liability; Indemnification.........   14
Legal Matters...............................................   14
Experts.....................................................   14

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Rick's Cabaret International, Inc., Attention of Robert L. Watters, 3113 Bering Drive, Houston, Texas 77057, tel. (713) 785-0444.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, as well as such reports, proxy statements and other information filed with the Commission, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996; (ii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996; (iii) the Company's Report on Form 8-K dated October 22, 1996; (iv) the description of the Company's securities contained in the Company's Form SB-2 dated October 12, 1995, including any amendments or reports filed for the purpose of updating such description; and (v) the Company's Report on Form 10-QSB for the fiscal quarter ended March 31, 1997. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1997, are hereby incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

                                  THE COMPANY


     The Company was organized in 1994 by Robert L. Watters to acquire all of the outstanding capital stock of Trumps, Inc. ("Trumps"), a Texas corporation formed in 1982, from Robert L. Watters, its sole shareholder. Since 1983, Trumps has operated Rick's Cabaret ("Rick's"), a premiere adult nightclub offering topless entertainment in Houston, Texas. Rick's Cabaret, which caters primarily to businessmen, has developed a clientele base which includes professionals, business executives and other individuals who tend to entertain more frequently than the average person and who tend to have greater disposable income. From its inception, the Company's objective was to provide a first-class entertainment environment for the business consumer. To achieve this goal and reach its target market, Rick's created an attractive, yet discreet environment, complimented by a first-class bar and restaurant operation conducive to attracting businessmen and out-of-town convention clientele.


     In February, 1996, the Company formed RCI Entertainment, Louisiana, Inc., a Louisiana corporation, for the purpose of administering, operating, managing and leasing its new location in New Orleans, Louisiana. The Company recently opened its new facility in New Orleans which is located at 315 Bourbon Street. In addition, the Company formed RCI Entertainment (Texas), Inc. in June, 1996, for the purpose of acquiring 1.13 acres of land in Houston, Texas. The Company has presently determined to place this property for sale. In December 1996, the Company acquired the land and building at its primary Houston, Texas location in connection with the settlement of certain litigation, thereby allowing the Company to remain at the location.

                                  RISK FACTORS

     The Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information set forth in this Prospectus, each prospective investor should carefully consider the following risk factors before making an investment decision.

RECENT LOSSES AND ACCUMULATED DEFICIT


     The Company incurred losses for the fiscal year ending September 30, 1996 and for the first quarter of fiscal 1997 (three months ended December 31, 1996) of $(708,614) and $(715,939) for a cumulative loss since October 1, 1995 of $(1,382,578) and an accumulated deficit of $(1,141,351) at March 31, 1997. For the second quarter of fiscal 1997, the Company had net income of $41,975. Revenues increased during the fiscal year ending September 30, 1996 to $4,630,298 from $4,534,706 during the previous fiscal year. During the first quarter of fiscal 1997, revenues declined to $1,082,615 from $1,168,126 from the same quarter during the previous fiscal year. Losses have been largely attributable to operations and the increase in costs associated with acquisition activities and the opening of the New Orleans location on December 30, 1996. The primary Houston location at 3113 Bering Drive experienced a revenue decline during this time period which was offset by the opening of Tantra, the Company's non-sexually oriented discotheque and billiard parlor. Management believes that with the opening of the New Orleans location and recent cost reduction programs put into place during the second and third quarters of fiscal 1997, that the decline in revenues and the losses incurred during previous quarters will likely be mitigated. The Company has typically experienced reduced revenues from May through September with the strongest operating results occurring during October through April. While management continues to believe that the overall trend remains consistent, the Company has experienced decreased sales at the primary Houston location during the October through April period. Management attributes these decreases to the current level of competition and to the public perception of a newly enacted city ordinance affecting sexually oriented businesses which is pending judicial review.


NECESSARY PERMITS -- RECENT HOUSTON CITY ORDINANCE


     The Company currently has a Business Permit (the "Permit") to operate a sexually oriented business ("Sexually Oriented Business") in Houston, Texas. However, in January, 1997 the City Council of the City of Houston passed a comprehensive new ordinance regulating the location of and the conduct within Sexually Oriented Businesses (the "Ordinance"). The new Ordinance, which is pending judicial review establishes new distances that Sexually Oriented Businesses may be located to schools, churches, playgrounds and other sexually oriented businesses. There are no provisions in the Ordinance exempting previously permitted sexually oriented businesses from the effect of the new Ordinance. Rick's Cabaret at its original location at 3113 Bering Drive and its location on the Southwest Freeway have both applied for new permits under the new ordinance as required by March 1, 1997. On March 19 and 20, 1997, the Company was informed that each of its locations failed to meet the requirements of the Ordinance and accordingly the renewal of the Company's Business License had been denied.


     The Ordinance provides that a business which is denied a renewal of its operating permit due to changes in distance requirements under the Ordinance is entitled to continue in operation for a period of time (the "Amortization Period") if the owner is unable to recoup, by the effective date of the Ordinance, its investment in the business that was incurred through the date of the passage and approval of the Ordinance.



     On April 14, 1997, the Company filed a written request with the City of Houston requesting an extension of time during which the Company may continue operations at its original location under the Amortization Period provisions of the Ordinance since the Company was unable to recoup its investment prior to the effective date of the Ordinance. An administrative hearing (the "Hearing") was held on July 11, 1997 by the City of Houston to determine the appropriate Amortization Period to be granted to the Company. At the Hearing, the Company requested that it be granted an Amortization Period at its original location equal to forty-five years from the effective date of the Ordinance. There has been no determination of the Company's Amortization Period as yet by the City of Houston. There can be no assurance given as to the length of time, if any, of the Amortization Period that will be granted by the Hearing official. The Company has the right to appeal any decision of the Hearing official to the district court in the State of Texas.



     On May 12, 1997, the City of Houston agreed to defer implementation of the Ordinance until the constitutionality of the entire Ordinance is decided by court trial.



     The Company, along with numerous other sexually oriented businesses has sought court relief to halt implementation of the new ordinance until such time as the matter can be brought before a full and considered hearing. The court hearing originally set for July 14, 1997 has been reset until a later date. There are other provisions in the ordinance, such as provisions governing the level of lighting in a sexually oriented business, the distance between a customer and dancer while the dancer is performing in a state of undress and provisions regarding the licensing of dancers which may be detrimental to the conduct of business by the Company and all of these provisions also will be the subject of the above mentioned litigation.



     No assurance can be given as to the likelihood of the success of any litigation filed against the City of Houston, but in the event that such litigation is unsuccessful it is likely the Company will be able to take the benefit of the Amortization Period contained in the new Ordinance designed to allow recovery of a business's investment and which will allow the Company to continue in business at its present location during the Amortization Period.


     A dance hall permit is required for the operation of a discotheque in the city of Houston. The dance hall permit is not a discretionary permit, but must be granted by the city if the provisions of the applicable ordinance are satisfied. A dance hall permit may be revoked or renewal may be refused if certain criminal activities occur on the premises or if the person listed as the applicant has committed certain named offenses. The loss of the dance hall permit would have a material adverse effect on Rick's business, financial condition and results of operations.

RISK OF ADULT NIGHTCLUB OPERATIONS AND DINNER THEATER CONCEPT

     Historically, the adult entertainment, restaurant and bar industry has been an extremely volatile industry. The industry tends to be extremely sensitive to the general local economy, in that when economic conditions are prosperous, entertainment industry revenues increase, and when economic conditions are unfavorable, entertainment industry revenues decline. Coupled with this economic sensitivity is the trendy personal preferences of the customers who frequent adult cabarets. The Company continuously monitors trends in its customers' tastes and entertainment preferences so that, if necessary, it can make appropriate changes which will allow it to remain one of the premiere adult cabarets. However, any significant decline in general corporate conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Company's business. In addition, Rick's has historically catered to a clientele base from the upper end of the market. Accordingly, further reductions in the amounts of entertainment expenses allowed as deductions from income under the Internal Revenue Code of 1954, as amended, could adversely affect sales to customers dependent upon corporate expense accounts. The Company continues to plan for the opening of a cabaret style dinner theater on the second floor of the New Orleans location. Completion of the second floor facility is currently contingent upon obtaining additional construction cost financing. Uncertainties relating to the opening of the facility relate to the availability and suitability of financing, the timing of the opening and availability of talent, and ultimately the overall market acceptance of this concept.

FINANCIAL CONTROLS

     A significant part of the revenues earned by the Company through its adult nightclub operations will be collected in cash by full and part-time employees. Comprehensive financial controls are required to minimize the potential loss of revenue through theft or misappropriation of cash. To the extent that these controls are not structured or executed properly, significant cash revenues could be lost and profitability of the Company impaired. The Company believes that it has implemented significant cash controls, including separating management personnel from actually handling cash and utilizing a combination of accounting and physical inventory control devices to deter theft and to ensure a high level of security within its accounting practices and procedures.

COMPETITION

     The adult topless club entertainment business is highly competitive with respect to price, service and location, as well as the professionalism of the entertainment. Rick's Cabaret in Houston competes with a number of locally-owned adult cabarets, some of whose names may enjoy recognition that equals that of Rick's. There are approximately 50 adult cabarets located in the Houston area of which approximately 10 are in direct competition with the Company. In recent years, Rick's has been among the highest adult nightclub in the Houston area in alcoholic beverage sales, according to the information made available by the Texas Alcoholic Beverage Commission. Although the Company believes that it is well-positioned to compete successfully, there can be no assurance that Rick's will be able to maintain its high level of name recognition and prestige within the marketplace.

DEPENDENCE ON AND AVAILABILITY OF MANAGEMENT; MANAGEMENT OF GROWTH

     The success of the Company is substantially dependent upon the time, talent, and experience of Robert Watters, its President and Chief Executive Officer. The Company has entered into a three-year employment agreement with Mr. Watters which extends to December 31, 1997. Additionally, the Company has obtained key-man life insurance on the life of Mr. Watters in the amount of $3,000,000. The loss of the services of Mr. Watters would have a material adverse impact on the Company and its business. In the event of Mr. Watters unavailability or in the event that he should become temporarily disabled, the Company believes that it presently has in place management systems and controls which are sufficiently strong to enable it to run efficiently and effectively until Mr. Watters' return or until a replacement could be found. No assurance can be given, however, that a replacement for Mr. Watters could be located in the event of his unavailability. Further, in order for the Company to expand its business operations, it must continue to improve and expand the level of expertise of its personnel and must attract, train and manage qualified managers and employees to oversee and manage the expanded operations. The Company's practice of training management without prior adult topless club experience could result in a delay in the Company's anticipated growth plans due to the time required to attract and train such qualified managers and employees.

KEY EMPLOYEES

     The Company's success depends on maintaining a high quality of female entertainers and waitresses. Competition for topless entertainers in the adult entertainment business is intense. The lack of availability of quality, personable, attractive entertainers or the Company's inability to attract and retain other key employees, such as kitchen personnel and bartenders, could adversely impact the business of the Company.

ABILITY TO MANAGE GROWTH

     It is the intention of the Company to expand its existing business operations by opening additional topless nightclubs in other metropolitan areas under the trade name "Rick's Cabaret." The opening of additional topless nightclubs will subject the Company to a variety of risks associated with rapidly growing companies. In particular, the Company's growth may place a significant strain on its accounting systems and internal controls and personal overview of its day-to-day operations. Although management intends to ensure that its internal controls remain adequate to meet the demands of further growth, there can be no assurance that its systems, controls or personnel will be sufficient to meet these demands. Inadequacies in these areas could have a material adverse effect on Rick's business, financial condition and results of operations. The Company has recruited its management staff exclusively from outside of the topless industry in the belief that management which has not been exposed to operating practices which the Company believes prevalent elsewhere in the topless industry and with diverse management backgrounds will produce a management team that operates with a high level of integrity. This practice of training management without adult nightclub experience may cause the Company to experience a shortage of qualified management necessary to fulfill its anticipated growth plans due to the additional time required to train such personnel.

PERMITS RELATING TO THE SALE OF ALCOHOL

     Rick's derives a significant portion of its revenues from the sale of alcoholic beverages. In Texas, the authority to issue a permit to sell alcoholic beverages is governed by the Texas Alcoholic Beverage Commission (the "TABC"), which has the authority, in its discretion, to issue the appropriate permits. Rick's presently holds a Mixed Beverage Permit and a Late Hours Permit (the "Permits"). These Permits are subject to annual renewal, provided Rick's has complied with all rules and regulations governing the permits. Renewal of a permit is subject to protest, which may be made by a law enforcement agency or by a member of the general public. In the event of a protest, the TABC may hold a hearing at which time the views of interested parties are expressed. The TABC has the authority after such hearing not to issue a renewal of the protested alcoholic beverage permit. While Rick's has never been subject to a protest hearing against the renewal of its Permits, there can be no assurance that such a protest could not be made in the future, nor can there be any assurance that the Permits would be granted in the event such a protest was made. Other states may have similar laws which may limit the availability of a permit to sell alcoholic beverages or which may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. The temporary or permanent suspension or revocations of either of the Permits or the inability to obtain permits in areas of expansion would have a material adverse effect on the revenues, financial condition and results of operations of the Company.

STATUS OF ENTERTAINERS AS INDEPENDENT CONTRACTORS

     The Company believes its entertainers to be independent contractors and not employees for federal income tax purposes and that the entertainers should be treated as self-employed independent contractors under the income tax withholding provisions of the Internal Revenue Code and under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act. In addition, the Company believes the entertainers are independent contractors for purposes of regulations administered by the United States Department of Labor. However, the status of the entertainers as independent contractors is not free from doubt. The Company has sought neither a ruling from either the Internal Revenue Service or the Department of Labor nor an opinion of counsel as to the status of its entertainers as independent contractors. After consultation with counsel, the Company does not believe that it could obtain an opinion on this issue at a cost which the Company would find acceptable. Moreover, the Company believes that any such opinion, if obtained, would be of very limited value, given the inherently factual nature of the issue. To the extent that a determination were made that the entertainers are not independent contractors, but rather are employees for tax or labor purposes, and a similar determination were not made as to other adult cabarets, the Company could be at a competitive disadvantage with other adult cabarets. Moreover, such a determination could result in the imposition of penalties against the Company for its prior treatment, the effect of which could be material. The Company is a member of the Texas Entertainment Association, an organization composed of the largest adult cabarets in Texas. One of the objectives of the Texas Entertainment Association has been to keep the membership informed of changes in the law relating to the status of entertainers as independent contractors and to coordinate the policies of the major adult cabarets in an effort to ensure that changes in the policies and procedures relating to the employment status of entertainers are made uniformly by the entire adult industry in Texas. The Company presently intends to change its treatment of its entertainers from independent contractors to employees in the near future. The Company is working cooperatively with the Texas Entertainment Association in an effort to achieve an orderly transition within the entire industry.

EXISTING LITIGATION

     The Company and Mr. Watters are presently involved in certain litigation. In Dallas J. Fontenot v. Trumps, Inc. and Robert L. Watters, Cause No. 94-057144 in the 127th District Court of Harris County, Texas (the "Fontenot Lawsuit"), Mr. Fontenot sued the Company and Mr. Watters for alleged breaches of an Agreement entered into in April, 1993 among Mr. Fontenot, the Company and Mr. Watters. Mr. Fontenot alleges that Mr. Watters and the Company have breached this Agreement, but does not indicate the manner in which the breach has occurred. The Company believes that it has fully complied with its obligations under this Agreement. The litigation is presently in the discovery stage. The Company believes, after consultation with counsel, that it has substantial defenses to the claims being asserted against it and that the risk of material financial exposure to the Company is unlikely.

     In March 1997, Classic Affairs and Robert Sabes initiated litigation against the Company in Minneapolis, Minnesota styled Robert W. Sabes and Classic Affairs, Inc., d/b/a Shiek's Palace Royale v. Rick's Cabaret International, Inc., a Texas corporation, RCI Entertainment (Minnesota), Inc. and Robert L. Watters, in District Court, 4th Judicial District, Cause No. CT97-006457. The suit alleges that the Company and Mr. Watters violated a Non-Competition Agreement which was to have been executed upon the closing of the acquisition of Shiek's Palace Royale which never took place.

     Mr. Sabes ("Sabes") and Classic Affairs, Inc. ("Classic Affairs") are seeking an order from the Court that the covenant not to compete is binding upon the Company and Mr. Watters even though the acquisition of Shiek's Palace Royale never took place, as well as an order for unspecified damages for the breach of the agreement. The Company and Mr. Watters have answered the original complaint and have denied all of the allegations contained therein. Further, the Company has filed a Counterclaim against Sabes and Classic Affairs alleging that Sabes and Classic Affairs are seeking to interfere with the Company's right to purchase another adult entertainment facility in Minneapolis. The Company believes, after consultation with counsel, that the claims asserted by Sabes and Classic Affairs are without merit and are subject to defenses. The Company intends to defend this suit against the claims asserted and to pursue its counterclaim against Sabes and Classic Affairs.

UNINSURED RISKS

     The Company maintains insurance in amounts it considers adequate for personal injury and property damage to which the business of the Company may be subject. As of September 1996, the Company maintains personal injury liquor liability insurance, however, there can be no assurance that the Company may not be exposed to potential liabilities in excess of the coverage provided by insurance, which liabilities may be imposed pursuant to the Texas "Dram Shop" statute or similar "Dram Shop" statutes or common law theories of liability in other states where the Company may expand. The Texas "Dram Shop" statute provides a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others. An employer is not liable for the actions of its employee who overserves if (i) the employer requires its employees to attend a seller training program approved by the TABC; (ii) the employee has actually attended such a training program; and (iii) the employer has not directly or indirectly encouraged the employee to violate the law. It is the policy of Rick's to require that all servers of alcohol working at Rick's be certified as servers under a training program approved by the TABC, which certification gives statutory immunity to the sellers of alcohol from damage caused to third parties by those who have consumed alcoholic beverages at such establishment pursuant to the Texas Alcoholic Beverage Code. There can be no assurance, however, that uninsured liabilities may not arise which could have a material adverse effect on the Company.

CONTROL BY MANAGEMENT

     The Chief Executive Officer and Chairman of the Board of the Company owns approximately 37% of the outstanding Common Stock of the Company. As a result, management will be able to influence the election of directors and otherwise influence the affairs of the Company for the foreseeable future.

LIMITATIONS ON PROTECTION OF SERVICE MARKS

     Rights of the Company to the tradenames "Rick's" and "Rick's Cabaret", are established under the common law, based upon the Company's substantial and continuous use of these trademarks in interstate commerce since at least as early as 1987. "RICK'S AND STARS DESIGN" and "RICK'S CABARET" logos are registered through service mark registrations issued by the United States Patent and Trademark Office ("PTO").

     There can be no assurance that these steps taken by the Company to protect its Service Marks will be adequate to deter misappropriation of its protected intellectual property rights. Litigation may be necessary in the future to protect the Company's rights from infringement, which may be costly and time consuming. The loss of the intellectual property rights owned or claimed by the Company could have a material adverse affect on the Company.

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

     The market price of the Common Stock of the Company may be highly volatile, as has been the case with the securities of many other small capitalization companies. Additionally, in recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies, particularly small capitalization companies, have experienced wide fluctuations which have not necessarily been related to the operating performances or underlying asset values of such companies. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on short-term trading strategies of certain investors.

NO CASH DIVIDENDS

     The Company has never paid cash dividends on its Common Stock and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. It currently intends to retain future earnings to finance the growth of its business.

ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock, $.10 par value per share, in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of the holders of Common Stock and could prevent holders of common stock from receiving a potential premium for their stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock.

LIMITATION ON DIRECTOR LIABILITY

     The Company's Articles of Incorporation provide, as permitted by governing Texas law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. See, Limitation on Directors' Liability; Indemnification.

                      RECENT HOUSTON, TEXAS CITY ORDINANCE


     In January, 1997, the City Council of the City of Houston passed a comprehensive new ordinance regulating the location of and the conduct within Sexually Oriented Businesses. The new Ordinance, which is pending judicial review establishes new distances that Sexually Oriented Businesses may be located to schools, churches, playgrounds and other sexually oriented businesses. There are no provisions in the Ordinance exempting previously permitted sexually oriented businesses from the effect of the new Ordinance. Rick's Cabaret at its original location at 3113 Bering Drive and its proposed new location on the Southwest Freeway applied for new permits under the new ordinance as required by March 1, 1997. On March 19 and 20, 1997, the Company was informed that each of its locations failed to meet the requirements of the Ordinance and accordingly the renewal of the Company's Business License had been denied.



     The Ordinance provides that a business which is denied a renewal of its operating permit due to changes in distance requirements under the Ordinance is entitled to continue in operation for a period of time (the "Amortization Period") if the owner is unable to recoup, by the effective date of the Ordinance, its investment in the business that was incurred through the date of the passage and approval of the Ordinance.



     On April 14, 1997, the Company filed a written request with the City of Houston requesting an extension of time during which the Company may continue operations at its original location under the Amortization Period provisions of the Ordinance since the Company was unable to recoup its investment prior to the effective date of the Ordinance. An administrative hearing (the "Hearing") was held on July 11, 1997 by the City of Houston to determine the appropriate Amortization Period to be granted to the Company. At the Hearing, the Company requested that it be granted an Amortization Period at its original location equal to forty-five years from the effective date of the Ordinance. There has been no determination of the Company's Amortization Period as yet by the City of Houston. There can be no assurance given as to the length of time, if any, of the Amortization Period that will be granted by the Hearing official. The Company has the right to appeal any decision of the Hearing official to the district court in the State of Texas.



     On May 12, 1997, the City of Houston agreed to defer implementation of the Ordinance until the constitutionality of the entire Ordinance is decided by court trial.



     The Company, along with numerous other sexually oriented businesses has sought court relief to halt implementation of the new ordinance until such time as the matter can be brought before a full and considered hearing. The court hearing originally set for July 14, 1997 has been reset until a later date. There are other provisions in the ordinance, such as provisions governing the level of lighting in a sexually oriented business, the distance between a customer and dancer while the dancer is performing in a state of undress and provisions regarding the licensing of dancers which may be detrimental to the conduct of business by the Company and all of these provisions also will be the subject of the above mentioned litigation.



     No assurance can be given as to the likelihood of the success of any litigation filed against the City of Houston, but in the event that such litigation is unsuccessful it is likely that the Company will be able to take the benefit of the Amortization Period provision contained in the new Ordinance designed to allow recovery of a business's investment and which will allow the Company to continue in business at its present location during the Amortization Period.

                                USE OF PROCEEDS

     The Company will not receive any proceeds upon the resale of the Common Stock by the Selling Stockholders. Selling Stockholders will not pay any of the costs of this Offering.

     In the event that shares of Common Stock are issued upon exercise of all of the Warrants, the Representative's Warrants and the Underlying Warrants described herein, the Company will receive as net proceeds, a maximum of $3,792,000, after deducting estimated offering expenses. The Company expects to use the net proceeds, if and when available, for working capital and general corporate purposes. As there are no commitments from the holders of the Warrants, the Representative's Warrants or the Underlying Warrants to so exercise such securities and purchase Common Stock, there can be no assurance that any Warrants, Representative's Warrants or Underlying Warrants will be exercised.

     The Company reserves the right to change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur. In addition, the Company may, when and if the opportunity arises, acquire other businesses involved in activities which are compatible with the Company's business. If such an opportunity arises, the Company may use a portion of the proceeds of this offering for that purpose. The Company has no specific plans, arrangements, agreements or understanding with respect to any acquisition in which these funds would be used, and there is no assurance that any acquisitions will be made.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders, and the holders of Common Stock issuable through the Exercisable Warrants, (the "Exercisable Warrant Holders") may, from time to time, sell all or a portion of their shares in transactions (which may include block transactions) in the over-the-counter market, on any national or regional securities exchange in which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. Resales by the purchasers of such shares may be made in the same manner.

     The Selling Stockholders and the Exercisable Warrant Holders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders and the Exercisable Warrant Holders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from both the Selling Stockholders and the Exercisable Warrant Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     If the Company is notified by a Selling Stockholder and the Exercisable Warrant Holders that any material arrangement has been entered into with a broker-dealer for the sale of the Common Stock, the Company would be required to amend the Registration Statement of which this Prospectus is a part and file a Prospectus Supplement to describe the agreements between the Selling Stockholder and the Exercisable Warrant Holders and such broker-dealer relating to the distribution.

     The Selling Stockholders and the Exercisable Warrant Holders and any broker-dealers participating in the distribution of the Common Stock covered by this Prospectus may be deemed to be "underwriters" (within the meaning of Section 2(11) of the Act). Any commissions received by them, as well as any proceeds from any sales as a principal by them, may be deemed to be underwriting discounts and commissions under the Act.

     The Company will pay certain costs and expenses incurred in connection with the registration of the Stockholder Shares under the Act. The Company will not, however, pay any commissions or any other fees in connection with the sale of the Common Stock.

     There is no assurance that the Selling Stockholders and the Exercisable Warrant Holders will sell any or all of the Common Stock.

     The 920,000 shares of Common Stock issuable upon exercise of the Warrants, are being offered hereby by the Company and are distributable when and as such Warrants are exercised by the Warrant holders. No underwriters are employed with respect to the exercise of any of the Warrants, nor will the Company pay any fees upon their exercise. The Company will receive the exercise price upon exercise of the aforesaid Warrants as proceeds.

     The Company has been informed that each of the holders of the Representative's Warrants and Underlying Warrants (the "Holders") has a direct or indirect business relationship with Barron Chase Securities, Inc., the underwriter of the Company's IPO. To the best of the Company's knowledge, there is no other material relationship between any of the Holders and the Company.

     The 240,000 shares of Common Stock issuable upon the exercise of the outstanding Representative Warrants and Underlying Warrants will be offered for sale by the Holders from time to time in the public marketplace or otherwise. The Holders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Common Stock. It is anticipated that none of the securities offered by the Holders are being offered through underwriters and no arrangements have been made with any outside broker, dealer or underwriter for the resale of such securities, all of which may be offered for sale from time to time through the NASDAQ system or otherwise. The period for sale of such securities by the Holders may occur over an extended period of time. The Company will receive the exercise price upon exercise of the Representative's Warrants and Underlying Warrants, but will not receive any proceeds from the sale of such securities after exercise.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock offered by each Selling Stockholder, the number of shares of Common Stock to be owned by each Selling Stockholder if all shares were to be sold in the Offering and the percentage of the Company's outstanding Common Stock that will be owned by each Selling Stockholder if all shares are sold in the offering. The shares of Common Stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholders may offer all or a portion of the shares for resale from time to time.

                                                SHARES                     SHARES           PERCENTAGE
                                                OWNED       SHARES       OWNED AFTER        OWNED AFTER
                   SELLING                      BEFORE     OFFERED     OFFERING IF ALL    OFFERING IF ALL
               STOCKHOLDER(1)                  OFFERING    FOR SALE     SHARES SOLD*        SHARES SOLD
               --------------                  --------    --------    ---------------    ---------------
Paul E. Bennet...............................    5,000       5,000            0                 0%
Arthur L. Asch...............................    5,000       5,000            0                 0%
Jack Gilbert.................................   10,000      10,000            0                 0%
Harry Falterbauer............................   20,000      20,000            0                 0%
Austin A. Cooper.............................   10,000      10,000            0                 0%
Sterling Capital LLC.........................    5,000       5,000            0                 0%
Dan R. Balabon...............................    5,000       5,000            0                 0%
Marc Granet..................................    3,076       3,076            0                 0%
Arnold S. Gale, IRA..........................    5,000       5,000            0                 0%
Barney R. Stephens...........................   20,000      20,000            0                 0%
Larry J. Corneck.............................   10,000      10,000            0                 0%
Irving J. Denmark............................    5,000       5,000            0                 0%
C.G. Chase Construction Co...................   10,000      10,000            0                 0%
Stanley Snyder...............................    5,000       5,000            0                 0%
Private Trust Corp. Ltd.
  TTEE:New Amsterdam Investment Trust........    5,000       5,000            0                 0%
Nicholas Kratsios............................    3,500       3,500            0                 0%
Dan Signore..................................    4,000       4,000            0                 0%
Matt Tomaszewski.............................   15,000      15,000            0                 0%
Thomas F. Polich.............................    5,000       5,000            0                 0%
Julia A. Knight..............................    3,500       3,500            0                 0%
Jeffrey D. Gohd..............................    2,000       2,000            0                 0%
Lawrence C. Gibbs............................   10,000      10,000            0                 0%
Thad Thrash..................................    1,000       1,000            0                 0%
Nicholas B. Graziano                                                          0
  Revocable Family                                                            0
  Living Trust of 12-13-95...................    2,846       2,846            0                 0%
Rock Fund(2).................................  125,000     125,000            0                 0%
Fidelity Holdings, LTD.......................   80,000      80,000            0                 0%
Richard M. Hoffman...........................    5,000       5,000            0                 0%

---------------

(*) Assumes no sales are effected by the Selling Stockholders during the offering period other than pursuant hereto.

(1) Except as set forth below, no Selling Stockholder has held any position or office, or has had any material relationship with the Company or any of its affiliates within the past three years.

(2) Affiliates of the Rock Fund own an additional 119,600 shares of Common Stock for a total of 244,600 shares.

              LIMITATION ON DIRECTOR'S LIABILITY; INDEMNIFICATION

     Texas law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Articles of the Company limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by Texas law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Article 2.41 under the Texas Business Corporation Act ("TBCA"), or (iv) for any transactions from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity. Section
2.41 of the TBCA relates to directors' liability for unlawful dividends and stock issuances.

     The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

     The Company's Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the TBCA law. The Articles include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and
(iii) the establishment of certain presumptions in favor of an indemnitee.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed on for the Company by Axelrod Smith & Kirshbaum of Houston, Texas. Mr. Robert D. Axelrod presently owns 2,000 shares of Common Stock of the Company and 20,000 Common Stock Purchase Warrants.

                                    EXPERTS

     The consolidated balance sheets at September 30, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended September 30, 1996 and 1995 of Rick's Cabaret International, Inc. incorporated by reference into this Prospectus and Registration Statement have been audited by Jackson & Rhodes P.C., independent auditors, as set forth in their report, and are incorporated by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.


SEC Registration Fee........................................  $   323.87
Printing and Engraving Expenses.............................    5,000.00
Legal Fees and Expenses.....................................   10,000.00
Accounting Fees and Expenses................................    1,000.00
Blue Sky Fees and Expenses..................................        0.00
Transfer Agent Fees and Miscellaneous.......................    1,000.00
                                                              ----------
          Total.............................................  $17,323.87


ITEM 15. LIMITATION ON DIRECTOR'S LIABILITY; INDEMNIFICATION

     Texas law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Articles of the Company limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by Texas law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Article 2.41 under the Texas Business Corporation Act ("TBCA"), or (iv) for any transactions from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity. Section
2.41 of the TBCA relates to directors' liability for unlawful dividends and stock issuances.

     The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

     The Company's Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the TBCA law. The Articles include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and
(iii) the establishment of certain presumptions in favor of an indemnitee.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


        EXHIBIT
          NO.                             IDENTIFICATION OF EXHIBIT
        -------                           -------------------------
           4.1*          -- Form of Registration Rights Agreement.
           4.2*          -- The Company's Articles of Incorporation, which are
                            incorporated by reference to the Company's Form SB-2
                            Exhibit 3.1 as effective with the Commission on October
                            12, 1995.
           4.3*          -- The Company's By-laws, which are incorporated by
                            reference to the Company's Form SB-2 Exhibit 3.2 as
                            effective with the Commission on October 12, 1995.
           4.4*          -- Specimen of the Company's common stock certificate, which is incorporated by reference to the Company's Form SB-2
                            Exhibit 4.1 as effective with the Commission on October
                            12, 1995.
           4.5*          -- Instruments defining the rights of security holders,
                            which are incorporated by reference to the Company's Form
                            SB-2 Exhibit 4.2 as effective with the Commission on
                            October 12, 1995.
           5.1**         -- Opinion of Axelrod, Smith & Kirshbaum
          23.1**         -- Consent of Axelrod, Smith & Kirshbaum (Included in
                            Exhibit 5.1)
          23.2**         -- Consent of Jackson & Rhodes P.C.
          27.1*          -- Financial Data Schedule, which is incorporated by
                            reference to the Company's Quarterly Report on Form
                            10-QSB for the fiscal quarter ended March 31, 1997 filed
                            with the Commission on May 15, 1997.


---------------

 * Previously filed, or incorporated by reference.


** Filed herewith.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

           i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           iii. To include any additional or changed material information with respect to the plan of distribution.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) i. That, for the purpose of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

           ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 Amendment No. 2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on July 18, 1997.


                                            RICK'S CABARET INTERNATIONAL, INC.

                                            By:    /s/ ROBERT L. WATTERS
                                              ----------------------------------
                                              Robert L. Watters, Chairman of the
                                              Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                /s/ ROBERT L. WATTERS                  Chairman of the Board, Chief     July 18, 1997
-----------------------------------------------------  Executive Officer, and Director
                  Robert L. Watters

               /s/ ERICH NORTON WHITE                  Director and Executive Vice      July 21, 1997
-----------------------------------------------------  President
                 Erich Norton White

                /s/ SCOTT C. MITCHELL                  Director                         July 16, 1997
-----------------------------------------------------
                  Scott C. Mitchell

                   /s/ MARTIN SAGE                     Director                         July 14, 1997
-----------------------------------------------------
                     Martin Sage

                /s/ ROBERT GARY WHITE                  Chief Financial Officer and      July 21, 1997
-----------------------------------------------------  Principal Accounting Officer
                  Robert Gary White

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                             IDENTIFICATION OF EXHIBIT
        -------                           -------------------------
           4.1*          -- Form of Registration Rights Agreement.
           4.2*          -- The Company's Articles of Incorporation, which are
                            incorporated by reference to the Company's Form SB-2
                            Exhibit 3.1 as effective with the Commission on October
                            12, 1995.
           4.3*          -- The Company's By-laws, which are incorporated by
                            reference to the Company's Form SB-2 Exhibit 3.2 as
                            effective with the Commission on October 12, 1995.
           4.4*          -- Specimen of the Company's common stock certificate, which is incorporated by reference to the Company's Form SB-2
                            Exhibit 4.1 as effective with the Commission on October
                            12, 1995.
           4.5*          -- Instruments defining the rights of security holders,
                            which are incorporated by reference to the Company's Form
                            SB-2 Exhibit 4.2 as effective with the Commission on
                            October 12, 1995.
           5.1**         -- Opinion of Axelrod, Smith & Kirshbaum
          23.1**         -- Consent of Axelrod, Smith & Kirshbaum (Included in
                            Exhibit 5.1)
          23.2**         -- Consent of Jackson & Rhodes P.C.
          27.1*          -- Financial Data Schedule, which is incorporated by
                            reference to the Company's Quarterly Report on Form
                            10-QSB for the fiscal quarter ended March 31, 1997 filed
                            with the Commission on May 15, 1997.


---------------

 * Previously filed, or incorporated by reference.


** Filed herewith.